Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Alliance Data Systems Corporation and subsidiaries and the effectiveness of Alliance Data Systems Corporation and subsidiaries' internal control over financial reporting dated February 27, 2015, appearing in the Annual Report on Form 10-K of Alliance Data Systems Corporation for the year ended December 31, 2014.
/s/ Deloitte & Touche LLP
Dallas, Texas
June 5, 2015